AGREEMENT OF SALE


	THIS AGREEMENT OF SALE ("this Agreement"), made this 16th day of _July___, 2008, by and between FRP BIRD RIVER LLC, a Maryland Limited Liability Company, having an address at 34 Loveton Circle, Suite 100, Sparks, Maryland 21152 ("Seller"), and MACKENZIE INVESTMENT GROUP, LLC, having an address at 2328 West Joppa Road, Suite 200, Lutherville, Maryland 21093 ("Buyer"),

	WITNESSETH, THAT IN CONSIDERATION of the covenants and agreements of the parties hereto which are set forth herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by each party hereto, Seller hereby sells to Buyer and Buyer hereby purchases from Seller that certain parcel of real property consisting of approximately 120.965 acres located in Baltimore County, Maryland, depicted on the record plat attached hereto, and incorporated herein, as Exhibit A ("the Land").

	TOGETHER WITH all improvements ("Improvements") on the Land, all of the Seller's right, title and interest in and to any real property which lies within the dedicated area of any public roads contiguous to the Property, and any and all rights, alleys, ways, waters, privileges, appurtenances and advantages, to the same belonging or in any way appertaining (all of which Land, Improvements and appurtenances are hereinafter referred to collectively as the "Property").

	ON THE TERMS AND SUBJECT TO THE CONDITIONS set forth herein:

	Section 1.  Purchase Price.  Buyer shall pay Twenty-Five Million
Two Hundred Sixty-five Thousand and 00/100 Dollars ($25,265,000.00) to
Seller as the purchase price for the Property, subject to possible adjustment as set forth below (the "Purchase Price"), in the following manner:

	1.1.	Deposit.

		1.1.1.	Upon the execution hereof, the Buyer shall deposit
with Chicago Title Insurance Company in Baltimore, Maryland 21202 ("Escrow Agent"), a deposit of Two Hundred Thousand and 00/100 Dollars ($200,000.00) (the "Initial Deposit"). If this Agreement is not terminated by Buyer prior to the expiration of the Study Period (hereinafter defined), then the Initial Deposit shall become nonrefundable. Provided Buyer has not elected to terminate this Agreement, Buyer shall deliver to Escrow Agent an additional nonrefundable deposit (the "Additional Deposit") of One Hundred Fifty Thousand Dollars ($150,000.00) within one hundred fifty (150) days after the date of this Agreement, subject to extension under subsection 10.13. Buyer shall deliver to Escrow Agent the final nonrefundable deposit of Six Hundred Fifty Thousand Dollars ($650,000.00) (the "Final Deposit") within the earlier of
(a) five (5) business days of the Baltimore County Planning Board's approval of the planned unit development ("PUD") concept plan for the Property

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(with the understanding that the Final Deposit shall be due and owing upon the Planning Board's issuance of such approval, with payment thereof deferred for five (5) business days) or (b) two hundred seventy (270) days after the date of this Agreement, subject to extension under subsection 10.13.
The Initial Deposit, Additional Deposit and the Final Deposit are sometimes collectively referred to hereafter as the "Deposit." The Deposit is to be held in an interest-bearing account in a federally insured institution until Closing hereunder unless previously forfeited to Seller or refunded to Buyer in accordance with the terms of this Agreement.

		1.1.2. At "Closing" (as that term is defined herein), the Deposit shall be delivered by Escrow Agent to Seller in partial payment of the Purchase Price.

               1.2. Balance. At Closing, Buyer shall pay to Seller the balance due on the Purchase Price, after the application of the Deposit, by wired funds.

               1.3. Adjustment to Purchase Price. The Purchase Price for the Property is based on PUD approval for the number of residential building lots (collectively the "Lots" and individually a "Lot") and the Lot type or mix at the agreed upon purchase prices shown on the following schedule (the "Schedule"):

                        Number of    Front Width    Purchase     Total Purchase
    Lot type	          Lots                    Price Per Lot      Price
    --------            ----------   -----------  -------------  --------------

Single-Family                            50'
("Single-Family Lot")       109                    $100,000       $10,900,000

Townhome ("24'                           24'
Townhome Lot")              102                    $ 50,000       $ 5,100,000

Townhome ("22'                           22'
Townhome Lot")              149                    $ 45,000       $ 6,705,000

Stacked Townhome                         25'
("Stacked Townhome Lot")     64                    $ 40,000       $ 2,560,000
                             --                                   -----------

Total                       424                                   $25,265,000
                            ---                                   -----------

	If approval cannot be obtained for the projected number of Lots or for the designated Lot mix as shown on the Schedule, the Purchase Price shall be adjusted in accordance with the Purchase Price Per Lot shown on the Schedule, provided that the minimum Purchase Price shall be Twenty-Two Million Five Hundred Thousand Dollars ($22,500,000.00) (the

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"Minimum Purchase Price").  For example, if Buyer is only able to obtain one hundred (100) Single-Family Lots, one hundred (100) 24' Townhome Lots, one hundred fifty (150) 22' Townhome Lots, and sixty (60) Stacked Townhome Lots, the Purchase Price shall equal Twenty-Four Million One Hundred Fifty Thousand Dollars ($24,150,000.00). That price is based on the Purchase Price per Lot set forth above.

	If Closing occurs before the final approval of the PUD, the Purchase Price at Closing shall be Twenty-Two Million Five Hundred Thousand Dollars ($22,500,000.00), with an adjustment in the Purchase Price to be made within ten (10) days after the final approval of the PUD and the expiration of any appeal period based on the number of Lots and the Lot mix approved in the PUD. In the event that Closing occurs after the final approval of a PUD and prior to the recordation of a subdivision plat, the Purchase Price will be based on the number of approved Lots and the Lot mix approved in the PUD. The Purchase Price shall be adjusted within ten (10) days of the recordation of the subdivision plat by the actual number of approved Lots and the Lot mix established by the final recorded subdivision plat. In no event shall the Purchase Price equal an amount less than the Minimum Purchase Price. If Closing occurs following the recordation of the subdivision plat for the Property, the Purchase Price shall be based upon the number of Lots and the Lot mix established by the subdivision plat. The provisions of this section shall survive Closing and the delivery of the Deed to Buyer.

		1.4.	Additional Purchase Price.  After Closing, Seller
shall be entitled to receive an Additional Purchase Price (the "Additional Purchase Price") based on the finished Lot sale prices and sales pace. If the actual total finished Lot prices are seven percent (7%) or more greater than Buyer's forecasted finished Lot price of Sixty-Eight Million Two Hundred Eighty-Three Thousand One Hundred Forty-Eight Dollars ($68,283,148.00), and all of the finished Lots are sold within five (5) years from the date of Closing (the "Additional Purchase Price Period"), Buyer will pay to Seller an Additional Purchase Price of fifty percent (50%) of the difference between Seventy-Three Million Sixty-Two Thousand Nine Hundred Sixty-Eight Dollars ($73,062,968.00) and the total actual finished Lot prices. If applicable, the Additional Purchase Price shall be paid within thirty (30) days from the date that all finished Lots on the Property have been sold and settled. Prior to the expiration of the Study Period, Buyer shall provide Seller with the forecasted finished Lot sales price menu and the forecasted sales pace. At the time of payment of any Additional Purchase Price, Buyer shall prepare and submit to Seller a calculation of the Additional Purchase Price based on verifiable HUD 1 settlement sheets along with any Additional Purchase Price owed. Additionally, Buyer shall provide Seller with copies of executed HUD-1 settlement statements for sold Lots at least once every twelve (12) months for the five (5) years following Closing unless Seller has elected to Accept the Escalated Sales Price as described in Section 10.12 of this Agreement. If there are Lots that are not under contract on that date which is ninety (90) days prior to the end of the Additional Purchase
Price Period, Buyer shall provide Seller with written notice (the "Option Notice") identifying the unsold Lots, and Seller shall have the option to acquire such Lots at the

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average price of the last ten (10) Lots of each such Lot type by providing
Buyer with written notice of such election within fifteen (15) days of its receipt of the Option Notice of its election to exercise its option. If Seller elects to exercise its option, settlement on such Lots shall occur prior to the expiration of the Additional Price Purchase Period and the state of title and settlement cost adjustments, including the sharing of the costs of transfer and recordation taxes, shall all be in accordance with the terms of this Agreement as they related to the initial sale to Buyer. In such event, Seller would be entitled to a credit at settlement for any Additional Purchase Price which may then be applicable. The provisions of this section shall survive Closing and the delivery of the Deed to Buyer.

	Section 2.  Closing, Title and Possession.

	2.1.	Closing. Provided that all Conditions Precedent
(hereinafter defined) to Closing have been satisfied, the settlement of the purchase and sale of the Property hereunder ("Closing") shall take place within sixty (60) days of the recordation of a subdivision plat for the Property or seven hundred and thirty (730) days from the date of this Agreement, whichever shall first occur or the next business day if such day is a weekend or holiday (which date is referred to herein as the "Outside Closing Date"), subject to Buyer's right to waive the Conditions Precedent and proceed to Closing or terminate the Agreement if the Conditions Precedent are not satisfied or waived as provided in Section 3 of this Agreement. Notwithstanding the foregoing sentence, Buyer shall have the right to extend the Outside Closing Date for up to eighteen (18) thirty (30) day periods by providing Seller with written notice of such extension at least five (5) days prior to the then current Outside Closing Date accompanied by a non-refundable fee of Two Thousand Dollars ($2,000.00) for each of the first twelve (12) thirty (30) day periods and Five Thousand Dollars ($5,000.00) for each of the next three (3) thirty (30) day periods and Ten Thousand Dollars ($10,000.00) for each of the last three (3) thirty
(30) day periods (each, an "Extension Fee"), which Extension Fees shall not be applicable to the Purchase Price.

	2.2.	Title and Survey.

		2.2.1. State of Title. At Closing, Seller shall convey to Buyer, title to the Property, in fee simple, by a special warranty deed containing a covenant of further assurances, subject only to the operation and effect of instruments and matters of record or in fact acceptable to Buyer in its sole discretion (the "Permitted Encumbrances"). Buyer shall provide Seller with written notice of any objections to title within forty-five (45) days of the date of this Agreement, along with a copy of Buyer's title commitment and legible copies of all title exceptions. All title exceptions noted in such commitment shall be deemed "Permitted Encumbrances" unless objected to by Buyer within said forty-five (45) day period. As to all instruments and matters of record which are not Permitted Encumbrances, following Buyer's objection to any such instrument or matter, (a) if such instrument or matter consists of a mortgage, deed of trust, or other lien on such title that can be satisfied with the payment of money, Seller shall cause such lien to be released at or before Closing, unless

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it is to be specifically adjusted between the parties hereto at
Closing pursuant to subsection 2.4, and (b) as to other instruments or matters, Seller shall have thirty (30) days from the date of Buyer's notice in which to endeavor to cure such objections, if it so elects, failing which Buyer may terminate this Agreement by notice to Seller within ten (10) days after the expiration of the aforesaid thirty (30) day cure period and the Deposit with all interest thereon shall be returned to the Buyer and neither party shall have any further rights or obligations hereunder except for indemnity obligations.

		2.2.2. Further Encumbrances. While this Agreement is in effect, Seller shall not further encumber or permit to be further encumbered the title to any or all of the Property by any lien, easement agreement, covenant, lease or other instrument or matter of record or in fact, without obtaining Buyer's prior, express written consent thereto.

		2.2.3.  Assumption of Seller Obligations by Buyer;
Assignment of Rights. Buyer expressly agrees to assume the obligations of Seller under all Permitted Encumbrances, including, specifically, but not limited to, that certain Windlass Run Sewer Agreement (FRP, MIE and MRBC) dated December 8, 2006, by and between FRP Bird River LLC, Middle
River Business Center, LLC, and Middle River-MIE Area 2/3, LLC, recorded among the Land Records of Baltimore County in Book 24966, page 319, with regard to the payment of sewer connection charge credits due to Middle River-MIE Area 2/3, LLC and that certain Agreement dated October 17, 2007, by and between Rosedale Roofing Company, Inc. and FRP Bird River LLC, recorded among the Land Records of Baltimore County in Book 26312, page 477, which are each hereby deemed Permitted Exceptions. At Closing, Seller shall assign to Buyer any and all rights that it has to a right of first refusal pursuant to that certain Deed of Partition and Exchange dated
January 11, 1983, by and between Universal Housing Development Company and Charles G. Stoecker, Francis J. Stoecker and Irene M. Hubble, without warranties or representations of any kind; and such assignment shall include any rights of first refusal related to property to be retained by Seller and not subject to this Agreement. If Seller receives notice of the right to exercise the right of first refusal prior to Closing, and provided that Buyer is not in default hereunder, Seller shall promptly forward such notice to Buyer. To the extent possible, Seller shall, at that time, assign its rights to Buyer to exercise the right of first refusal, subject to terms and conditions to be agreed upon by the parties; such terms and conditions to include, but not be limited to, an option in favor of Seller to acquire the Stoecker property if Buyer does not go to Closing on the Property in accordance with the terms of this Agreement.

	2.3.	Possession; Burden of Risk.

		2.3.1. Possession. At Closing, the Seller shall deliver to the Buyer possession of the Property, free of any and all tenancies and other rights or claims of right to its use or occupancy, except for the Permitted Encumbrances.


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		2.3.2.  Maintenance.  The Seller shall before Closing
maintain the Property, at the Seller's expense, in the manner in which it is presently maintained; enter into no lease, agreement or renewal thereof affecting the Property beyond Closing, except in accordance with the provisions of paragraph 2.2; and promptly notify the Buyer if (a) the Seller receives notice or acquires knowledge of any violation of any law, ordinance, building code or regulation with respect to the Property, (b) the Seller receives notice of any action of condemnation affecting the Property, or (c) any of the Seller's representations under the provisions of this Agreement is or becomes untrue or inaccurate in any respect.

	2.4.	Closing Costs; Adjustments.

		2.4.1. Recordation Costs. Seller and Buyer shall each pay one-half (1/2) of the cost of any recording fee and any state or local recordation tax, documentary stamp tax or other transfer tax or fee incurred in recording the said deed. Any agricultural transfer tax shall be the responsibility of Seller.

		2.4.2. Taxes. Except as otherwise provided herein, all annual real property taxes and metropolitan district or other charges levied or assessed against any of the Property by any public or quasi-public authority, or by any person under any Permitted Encumbrance, before, at or as a result of Closing, whether or not the same are liens on real property as of the date of Closing and whether or not assessments are levied before, on or after the date hereof (collectively "Taxes"), shall be (a) apportioned between the parties hereto as of Closing, based on the Taxes or (if payable in installments) installment thereof for the entire year or other period during which Closing occurs (except for any penalty for post-payment thereof, which shall be paid by Seller at or before Closing), and any adjustment required to accomplish the same may be made after Closing, if necessary, and (b) paid thereafter by Buyer.

		2.4.3.	Other Closing Expenses.  Seller shall pay its own
attorney's fees and expenses. Except as otherwise set forth herein, all other costs and expenses related to the transaction or this Agreement, including but not limited to recording charges, survey costs, title insurance costs, the Buyer's attorneys' fees and expenses, the Escrow Agent's fees, any other taxes and any extra matters requested with respect to the Buyer's review of title shall be paid by Buyer, notwithstanding any local practice to the contrary.

		2.4.4.	Sewer Connection Charge Credits.  Seller entered
into a Sewer Agreement dated October 20, 2006, between Seller, Middle River Business Center, LLC, Middle River-MIE Area 2/3, LLC and Baltimore County, Maryland, recorded among the Land Records of Baltimore County in Book 24706, page 418 (the "Sewer Agreement"). Seller paid Baltimore County $709,223.76 for a portion of the cost of the construction of a sewer interceptor. Pursuant to the Sewer Agreement, Seller is entitled to prepayment credits for sewer system


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connection charges up to the amount of its financial contribution.  Buyer agrees to pay to Seller the amount of any prepayment credits for sewer system connection charges pursuant to the Sewer Agreement within ten (10) days of receipt of such credit by Buyer or Buyer's successors or assigns. Buyer shall require that any purchaser of Lots from Buyer shall be obligated to pay Buyer an amount equal to the prepayment credit for sewer system connection charges pursuant to the Sewer Agreement when and if such credit is received by such purchaser or property owner. Buyer shall then immediately deliver such funds to Seller. The provisions of this Section shall survive Closing.

	Section 3.  Conditions Precedent.

	3.1.	Benefiting Buyer.  Buyer's obligation hereunder to
complete Closing shall be conditioned on the satisfaction (or Buyer's written waiver) of each of the following conditions precedent (herein referred to as "Conditions Precedent") (each of which shall be for the benefit of Buyer alone), failing which, Buyer may terminate this Agreement and receive an immediate refund of its Deposit:

		3.1.1. Title and Possession. Seller shall have tendered to Buyer (a) the conveyance of the title to the Property in accordance with, and in the state specified by, the provisions of subsection 2.2, and (b) possession of the Property in accordance with subsection 2.3.

		3.1.2.  Representations.  Each of Seller's
representations under this Agreement shall be true and accurate as of Closing, as if they were made at and as of Closing.

		3.1.3. Study Period. For the period commencing on the date of this Agreement and ending ninety (90) days after such date (the "Study Period"), and, if Buyer does not terminate this Agreement pursuant to this Section, during the term of this Agreement, Buyer, at its sole cost and expense, shall have reasonable access to the Property, with prior notice to Seller which may be verbal, for the purpose of conducting such soil borings, soil analyses, engineering tests and studies, economic and/or topographic tests, studies, and/or other investigations with respect to the Property as Buyer may deem necessary in order to determine whether the Property is suitable for Buyer's intended use thereof. Buyer will, and will cause any consultant to, take all reasonable precautions to avoid any damage to the Property from the activities of its employees, contractors, or equipment. Any damage or changes to the Property resulting from the activities of Buyer or its agents or contractors, whether or not caused by negligence, will be promptly restored at Buyer's expense to the condition prior to such activities by Buyer or its consultants. Buyer shall provide specific notice to Seller of the time, place and methods before destructive sampling of the Property will be performed, and shall not proceed with such sampling without the prior written approval of Seller, which approval shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, it is acknowledged by the parties that soil samples will likely be taken in connection with environmental studies and no prior consent must be received in connection with such studies or samples. In the event that Buyer determines, in its sole discretion, that the Property is not suitable for Buyer's intended use, then Buyer may terminate this Agreement by delivery of written notice thereof to Seller prior to the expiration of the Study Period, and thereupon the parties hereto shall have no further rights or obligations one to the other hereunder, and the Deposit and all interest accrued thereon shall be returned to Buyer. Buyer shall indemnify and hold Seller harmless from and against all costs, expenses, claims (including mechanics' lien claims) and liabilities incurred by Seller in connection with the tests and studies conducted by Buyer and Buyer's entry upon the Property pursuant to this paragraph, including, without limitation, attorneys' fees and expenses. Buyer shall, upon request, furnish to Seller evidence of its liability insurance before entering upon the Property. Buyer further agrees, at its sole cost and expense, in the event that this Agreement terminates or Closing does not occur hereunder, to deliver to Seller copies of all surveys, site plans, applications, test results, studies, appraisals and similar information obtained by Buyer concerning the Property, as well as any background or due diligence materials provided by Seller to Buyer (collectively, the "Study Materials"). Notwithstanding any provision to the contrary herein, Buyer's obligations under this section shall survive the expiration or termination of this Agreement, and shall survive Closing.

		3.1.4. Seller Deliveries. Seller shall deliver a copy of each of the following to Buyer within seven (7) days after the date of this Agreement in Seller's possession or control, without any representations or warranties of any kind:

			a. Seller's title insurance policy that relates to the Property;

			b.  Most recent survey of the Property;

			c. Most recent real property tax bills related to the Property;

                        d. All agreements with respect to or affecting the Real Property; and

			e. All environmental and soil reports relating to the Property.

	If the Conditions Precedent are not satisfied on or before the Outside Closing Date, and Buyer shall have the option to terminate this Agreement by providing Seller with written notice of such election within five (5) days after the Outside Closing Date, the Deposit shall be returned to Buyer (upon Buyer's delivery to Seller of the Study Materials), and neither party shall have any further rights or obligations to the other except as otherwise specifically set forth herein.

		3.1.5	Purchase "AS IS."  Buyer acknowledges and agrees
that Buyer is acquiring the Property in its "AS IS" condition, WITH ALL FAULTS, IF ANY, AND

WITHOUT ANY WARRANTY, EXPRESS OR IMPLIED, except as set forth herein. Other than as expressly set forth herein, neither Seller nor any agents, representatives, or employees of Seller have made any representations or warranties, direct or indirect, oral or written, express or implied, to Buyer or any agents, representatives, or employees of Buyer with respect to the condition of the Property, its fitness for any particular purpose, or its compliance with any laws, and Buyer is not aware of and does not rely upon any such representation to any other party. Buyer acknowledges that the Study Period will have afforded Buyer the opportunity to make such inspections (or have such inspections made by consultants) as it desires of the Property and all factors relevant to its use, including, without limitation, the condition of soils and subsurfaces. Any information, documents or materials which have been or hereafter are made available to Buyer are made available solely as an accommodation to Buyer in the conduct of its due diligence, and Seller makes no representation or warranty as to the accuracy thereof.

        Section 4.	Representations.

	4.1.	Subject to all matters disclosed in any document
delivered to Buyer by Seller or any exhibit attached hereto, and subject to any information discovered by Buyer or other information disclosed to Buyer by Seller or any other person after the date hereof and prior to the end of the Study Period (all such matters and any other information discovered by or disclosed to Buyer prior to Closing being referred to herein as "Exception Matters"), to induce Buyer to enter into this Agreement, Seller hereby represents and warrants to Buyer as follows, as of the date hereof and as of the date of Closing:

		4.1.1.	Title.  The Property is subject to no tenancy
or other right of use or occupancy. Seller has executed no rights-of-first refusal, options, purchase agreements or similar agreements in existence in connection with the Property which would in any way interfere with Buyer's ability to purchase the Property as provided herein.

		4.1.2.	Condemnation.  Seller has no actual knowledge,
and has received no written notice, of any threatened or pending condemnation proceeding or other litigation relating to or otherwise affecting any or all of the Property.

		4.1.3.	Authority. Seller is a Maryland limited
liability company, duly organized, validly existing and in good standing under the laws of the State of Maryland. Seller has full power to execute, seal, acknowledge and deliver this Agreement and to consummate each and all of the transactions contemplated hereby, and has complied with all applicable laws to the extent necessary on its part to consummate each and all of the transactions contemplated hereby. This Agreement is Seller's legal and binding obligation, enforceable against the Seller in accordance with its terms. All persons whose signatures or consents are required as a condition to Seller's execution of this Agreement and consummation of the transactions contemplated hereby have also signed this Agreement, thereby ratifying same.

		4.1.4. Hazardous Materials. Except as otherwise set forth in the environmental reports and other background materials to be provided by Seller pursuant to Section 3.1.4 above, to Seller's actual knowledge and without independent investigation, no Hazardous Materials have been deposited on the Property by Seller or its employees or agents or by any other person, either for purposes of disposal or as an adjunct of construction or use of the Property, and the Property does not contain any Hazardous Materials (whether brought to the Property as waste materials, used on the Property, generated on the Property as a product or by-product of activities on the Property, or otherwise present), including, without limitation, any hazardous substances that have leaked from underground storage tanks. As used in this Agreement, the term "Hazardous Materials" (i) means any "hazardous substance", as defined in (1) section 9601 of the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 ("CERCLA"), as codified in 42 U.S.C. sections 9601 et seq. (including but not limited to those amendments thereto made by the Superfund Amendments and Reauthorization Act of 1986 ("SARA")), (2) the Resource Conservation and Recovery Act ("RCRA"), as codified in 42 U.S.C. sections 6901 et seq., (3) the Federal Water Pollution Control Act (the Clean Water Act) ("CWA"), as codified in 33 U.S.C. sections 1251 et seq., (4) the Clean Air Act ("CAA"), as codified in 42 U.S.C. sections 7401 et seq., (5) the Toxic Substances Control Act ("TSCA"), as codified in 15 U.S.C. sections 2601 et seq., and (6) all other federal, state or other local laws, regulations, statutes or ordinances respecting Hazardous Materials; and (b) shall include any other hazardous substance, environmentally dangerous condition or dangerous asbestos condition, or lead paint and anything included within the meanings of the term "Hazardous Materials" term in CERCLA, SARA, RCRA, CWA, CAA and TSCA and under the laws of the United States and Virginia respecting environmentally hazardous materials.

		4.1.5.	Prior Land Use.  Seller represents and warrants
that it has not used the Property as a fill or dump site, and, to Seller's knowledge, the Property has not been used as a fill or dump site in the past.

			4.1.6	Limitations Regarding Representations
and Warranties. As used in this Agreement, or in any other agreement, document, certificate or instrument delivered by Seller to Buyer, the phrase "to Seller's knowledge", "to Seller's actual knowledge", "to the best of Seller's actual knowledge" or any similar phrase shall mean the actual, not constructive or imputed, knowledge of David H. deVilliers, Jr., without any obligation on his part to make any independent investigation of the matters being represented and warranted, or to make any inquiry of any other persons, or to search or examine any files, records, books, correspondence and the like.

	Seller shall have no liability whatsoever to Buyer with respect to any Exception Matters. If Buyer obtains knowledge of any Exception Matters before the Closing, Buyer may consummate the acquisition of the Property subject thereto; provided, however, if

Buyer obtains knowledge of any Exception Matters between the end of the Study Period and the Closing, which Exception Matters materially and adversely affect the value to Buyer of the transactions contemplated by this Agreement, Buyer may terminate this Agreement and receive a refund of the Deposit. Upon any such termination of this Agreement, neither party shall have any further rights or obligations hereunder except as expressly provided for herein.

	Buyer agrees to inform Seller promptly in writing if it discovers that any representation or warranty of Seller is inaccurate in any material respect, or if it believes that Seller has failed to deliver to Buyer any document or material which it is obligated to deliver hereunder.

	Section 5. Buyer's Development Obligations. Buyer agrees, from and after the expiration of the Study Period, to use its commercially reasonable efforts to seek approval from Baltimore County of a Planned Unit Development ("PUD") for the Property in accordance with the laws of Baltimore County for the maximum density available and for the Lot number and Lot mix set forth in the Schedule. Buyer shall also use commercially reasonable efforts to seek approval for and record a subdivision plat which conforms in all material respects to the approved PUD. No PUD or subdivision plat shall be applied for that provides for less than the maximum Lot number or for a different
Lot mix than shown on the Schedule, unless Buyer shall have previously obtained the written approval of Seller, which approval shall not be unreasonably denied; provided, however, that Seller shall not be required to consent to a PUD or subdivision plat which provides for less than four hundred (400) Lots. Buyer agrees to pursue the PUD and subdivision plat approvals for the Property in accordance with the Timeline Schedule set forth on Exhibit B. Notwithstanding anything to the contrary contained herein, if a resolution authorizing the processing of a concept plan as a PUD in accordance with the terms of this Section 5 and this Agreement is not issued by the Baltimore County Council within two hundred ten (210) days of the date of this Agreement, this Agreement shall be deemed to be terminated. In such event, the Initial Deposit shall be deemed to have been forfeited to Seller and neither party shall have any further rights or obligations hereunder except for indemnity obligations which survive termination.

	Section 6. Condemnation. If before Closing any of the Property is taken by condemnation or the exercise of any power of eminent domain, or if any formal or informal notice or advice of such condemnation or an intention so to condemn is issued or becomes known to Seller, or if any governmental entity or other person possessing condemnation powers demands that any of the Property be conveyed to it in lieu of such condemnation, Seller shall promptly give notice thereof to Buyer, and if Buyer reasonably determines that such condemnation has a materially adverse impact upon its use of the Property as contemplated by this Agreement, Buyer may terminate this Agreement by giving notice to Seller within ten (10) days after this giving of such notice by Seller, in which event the Deposit shall be returned to Buyer and the parties hereto shall thereafter have no liability to each other hereunder. If Seller gives such notice to Buyer and Buyer does not terminate this Agreement within such 10-day period, (a) Buyer shall be deemed to have waived its right to terminate this Agreement on account of such Condemnation, (b) the Purchase Price shall not be reduced on account of such Condemnation, (c) at Closing Seller shall (i) pay to Buyer any award made for such Condemnation and received by Seller before Closing, and (ii) assign to Buyer all of Seller's right, title and interest in and to any award made for such Condemnation after Closing, and (d) Buyer may after Closing receive all of the proceeds of such Condemnation and contest, in Seller's and/or Buyer's names, the validity of such Condemnation and/or the amount of the proceeds offered or awarded therein. As long as this Agreement remains in effect, Seller shall have the sole right to direct and control the defense of any such Condemnation action.

  	Section 7.  Default.

	7.1.	Before Closing or Termination of Agreement.

		7.1.1.	Rights.  On any material default by either party
hereto in performing its obligations hereunder to complete Closing or in a timely fashion to take any material action which it is required to take before Closing, or in the event of any other material breach or default hereunder, including any breach of a representation (collectively "Default") the respective rights and obligations hereunder of the parties hereto at law or in equity shall be limited to the following: the nondefaulting party may, by giving notice thereof to the defaulting party, either (a) postpone Closing and the Outside Closing Date on account thereof, but not beyond the 60th day after the Original Outside Closing Date, or (b) then (or at any time before such postponement period expires, and provided that such default has not thereto before been cured) declare such Default and exercise its rights under this section.

		7.1.2.	Buyer Default.  If such Default is by Buyer
following written notice to Buyer and a thirty (30) day opportunity to cure (a "Buyer Default"), Seller's sole and exclusive remedies on account of such Buyer Default shall be to (a) declare a forfeiture of the Deposit and terminate this Agreement by giving notice thereof to Buyer and (b) sue Buyer to recover any portion of the Deposit required to have been paid by Buyer pursuant to this Agreement but not yet delivered to Escrow Agent. If Seller terminates this Agreement and declares a forfeiture of the Deposit pursuant to this paragraph,
(i) the Deposit shall be delivered by Escrow Agent to Seller and forfeited to Seller as liquidated damages, together with all Study Materials and the assignment of any and all engineering and other development work, (ii) this Agreement shall thereupon automatically terminate, and (iii) the parties hereto shall thereafter have no further obligation to each other hereunder except for any obligations set forth herein which expressly survive such termination. Notwithstanding the foregoing, the parties agree that the notice and cure period for a Buyer Default shall not apply to Buyer's obligation to pay money to Escrow

Agent or Seller under Sections 1 or 2 of this Agreement. This subsection shall survive any termination of this Agreement before Closing.

		7.1.3.	Seller Default.  If such Default is by Seller
following written notice to Seller and a thirty (30) day opportunity to cure (a "Seller Default"), and Buyer has complied with all of the covenants and conditions herein and is ready, willing and able to take title to the Property in accordance with this Agreement, Buyer shall be entitled on account of such Seller Default to declare such Seller Default by express notice to Seller, and thereafter, as its sole and exclusive alternate remedies, (a) to commence an action for specific performance, or (b) to terminate this Agreement by giving notice thereof to Seller and receive a refund of the Deposit. If such Seller Default relates to Seller's refusal to deliver a deed to the Property, Buyer shall be entitled to reimbursement of all costs paid by Buyer to third parties in Buyer's performance of its development and due diligence obligations as set forth in this Agreement.

	7.2.	Escrow Agent.  If a dispute arises between Seller and
Buyer as to whether, when or to whom the Deposit it is to be disbursed by Escrow Agent, Escrow Agent may, in the exercise of its sole discretion, in lieu of disbursing the Deposit to a party hereto, pay the Deposit to the Clerk of the Circuit Court for the said County or any other court having jurisdiction over disputes between the parties hereto with respect to this Agreement, under such interpleader action or other legal or equitable proceeding as Escrow Agent deems appropriate, pending such court's resolution of such dispute. If Escrow Agent takes such action, it shall have no further obligation hereunder concerning the Deposit or otherwise. Escrow Agent shall be entitled to no fee for performing its duties hereunder. The respective rights and obligations of the parties hereto under this subsection shall survive Closing or any termination of this Agreement before Closing.

	Section 8.	Notices.  Any notice, demand, consent, approval,
request or other communication or document to be given hereunder to a party hereto or Escrow Agent (a) shall be in writing; (b) shall be deemed to have been given (i) (1) on the third business day after being sent as certified or registered mail in the United States mails, postage prepaid, return receipt requested, or (2) the next business day after being deposited (in time for delivery by such service on such business day) with Federal Express or another reputable overnight courier service, or (3) (if such person's receipt thereof is acknowledged) on being sent by telefax or another means of immediate electronic communication, in each case to the address of such person set forth above or such other address in the United States of America as such party may designate from time to time by notice to each other party hereto, or (ii) (if such person's receipt thereof is acknowledged in writing) on being given by hand or other actual delivery to such person. All notices provided hereunder shall be given as follows:

	(a)	If to Seller:		FRP BIRD RIVER LLC
					c/o FRP Development Corp.
					34 Loveton Circle, Suite 100
					Sparks, Maryland  21152
					Attn: David H. deVilliers, Jr.

		with a copy to:
					Joseph N. Schaller, Esq.
					Whiteford, Taylor & Preston, LLP
					7 St. Paul Street
					Baltimore, Maryland  21202

		(b)	If to Buyer:	MacKenzie Investment Group, LLC
					2328 W. Joppa Road, Suite 200
					Lutherville, Maryland  21093
					Attn:  Andrew J. Poffel

		with a copy to:
					Robert J. Aumiller
					2328 W. Joppa Road, Suite 200
					Lutherville, Maryland  21093

	Section 9.	Commissions.  In connection with the sale and
purchase of the Property hereunder, the parties hereto represent that they have not used the services of a real estate broker. Buyer and Seller agree to indemnify and hold the other harmless from and against the claims of any person, firm, or corporation claiming any brokerage commission, finder's fee, or similar compensation based on any negotiations or dealings with that party contrary to the representations set forth in this section. The representations and warranties as well as the indemnification and other agreements in this section shall survive closing and conveyance of title to the Property by deed or any earlier termination of this Agreement.

	Section 10.	General.

	10.1. Effect. This Agreement (a) shall become effective on and only on its execution and delivery by each party hereto; and (b) represents the complete understanding between or among the parties hereto as to the subject matter hereof, and supersedes all prior written or oral negotiations, representations, guaranties, warranties, promises, statements or agreements between or among the parties hereto as to the same. No determination by any court, governmental body or otherwise that any provision hereof is invalid or unenforceable in any instance shall affect the validity or enforceability of (a) any other provision hereof, or (b) such provision in any circumstance not controlled by such determination. Each such provision shall be valid and enforceable to the fullest extent allowed by, and be construed wherever possible as being consistent with, applicable law. No party hereto shall be deemed to have waived the exercise of any right which it holds hereunder unless such waiver is made either expressly and in writing or pursuant to a provision hereof which expressly permits such waiver to be made in any other manner (and, without limiting the generality of the foregoing, no delay or omission by any party hereto in exercising any such right shall be deemed a waiver of its future exercise). No such waiver made in any instance involving the exercise of any such right shall be deemed a waiver as to any other such instance or right.

	10.2.	Assignment.  This Agreement shall be binding on and
inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns in interest hereunder. This Agreement and any of Buyer's rights under this Agreement may be assigned by Buyer with the consent of Seller, but no such assignment shall relieve the original Buyer of its obligations hereunder. No consent shall be required for an assignment of this Agreement to an entity wholly owned or controlled by Buyer, but Buyer shall notify Seller in advance of any such assignment.

	10.3.	Time.  Whenever the last day for the exercise of
any right or the discharge of any obligation hereunder is a Saturday, Sunday or statutory holiday, the party having such right or obligation shall have until 5:00 p.m. on the next day other than a Saturday, Sunday or statutory holiday to exercise such right or discharge such obligation. Time shall be of the essence hereunder.

	10.4.	Section 1031 Exchange.  The sale of the Property by
Seller may be part of a tax-free exchange under Section 1031 of the Internal Revenue Code, as amended (a "Section 1031 Exchange") and all regulations thereunder. Buyer agrees to cooperate with Seller and any qualified intermediary, at no additional cost to Buyer , by executing any documents necessary to complete Buyer's Section 1031 Exchange. Seller shall remain liable to Buyer to fulfill all of the obligations of Seller under this Agreement and shall defend, indemnify and hold Buyer harmless from any liability, damages, or costs that may result from Buyer's acquiescence to the like kind exchange.

	10.5.	Confidentiality.  Prior to Closing, Buyer and Seller
agree to keep confidential, and not to disclose, the terms of this Agreement, except (i) to each of their respective business, legal and financial advisors on a "need to know" basis; (ii) as required by law; or (iii) as required pursuant to applicable listing standards for public companies such as Seller.

	10.6.	Counterparts.  This Agreement may be executed in any
number of counterparts, each of which shall be deemed to be an original but all of which when taken together shall constitute one agreement.

	10.7.	Recording.  The parties agree that this Agreement shall
not be recorded.

	10.8.	Attorneys' Fees.  In the event that any party hereto
shall prevail against the other in a legal action concerning any part of this Agreement, such successful party shall be entitled to its reasonable attorneys' fees and out-of-pocket costs attributable to those issues prevailed upon in addition to all other recovery or relief.

	10.9.	Modifications.  All statements, modifications, revisions,
and changes to this Agreement shall be in writing and shall be signed by the parties hereto.

	10.10.	Construction.  This Agreement shall be governed by and
construed in accordance with the laws of the State of Maryland, without regard to choice of law.

	10.11.	Survival.  Except as otherwise expressly set forth herein,
the provisions hereof shall not survive after the execution and delivery of the deed executed hereunder and shall be merged therein.

	10.12.	Moratorium.  Contrary to the limitation of subsection
10.13, in the event of a general moratorium imposed by any governmental authority which will prohibit the issuance of building permits affecting the Property (a "Moratorium"), the Outside Closing Date shall be extended by the amount of time that the Moratorium is in effect, provided that such extension does not extend beyond that date which is 2,555 days from the date of this Agreement, in which event, this Agreement shall be deemed to be automatically terminated, and, upon the return of the Deposit to the Buyer, neither party shall have any further rights or obligations under this Agreement except for any obligations which specifically survive the termination of this Agreement. In the event of such a Moratorium, Seller shall have the option to terminate this Agreement if Closing has not occurred by that date which is 1,825 days from the date of this Agreement upon thirty (30) days' prior written notice to Buyer provided (1) Buyer elects not to waive its right not to settle under this Agreement as a result of such Moratorium within the aforesaid thirty (30) day period and (2) Seller delivers to Buyer the Deposit and Buyer's actual out-of-pocket development expenses incurred to third parties, which shall not exceed the sum of Three Million Dollars ($3,000,000.00). Buyer shall deliver written notice to Seller of Buyer's actual third-party development costs accompanied by copies of paid invoices within five (5) days of written request therefor. If Buyer elects to extend the Outside Closing Date beyond thirty-six (36) months from the date of the Agreement as a result of a Moratorium, the Purchase Price shall escalate at the rate of two percent (2%) annually (the "Escalated Purchase Price"). If an Escalated Purchase Price is triggered, Seller shall have the right, at its sole option, to accept the Escalated Purchase Price and forfeit its right to the Additional Purchase Price or to retain its right to receive the Additional Purchase Price and forfeit its right to collect the Escalated Purchase Price at Closing. In no event shall Seller be entitled to both the Escalated Purchase Price and the Additional Purchase Price.

	10.13. Force Majeure. If Buyer is delayed in its performance of any of the work contemplated under this Agreement by force majeure, as described below, the Buyer shall be excused for the period of the delay. For the purposes of this Agreement, force majeure shall consist of restrictive governmental laws or regulations and lack of timely action by any applicable governmental authority (assuming approvals are timely applied for and diligently pursued by the Buyer). In no event shall the excused delay allowed by this subsection extend for more than 60 days beyond the date that was previously required for Buyer's performance.



            [Remainder of page intentionally left blank]

                [Signature blocks follow on next page]

	IN WITNESS WHEREOF, each party hereto has executed and ensealed this Agreement or caused it to be executed on its behalf by its duly authorized representatives, the day and year first above written.

WITNESS or ATTEST:		SELLER:

				FRP BIRD RIVER LLC
			    By:	FRP Development Corp., Sole Member


-----------------------	    By:	David H. deVilliers, Jr. (SEAL)
			        Name:  David H deVilliers, Jr.
				Title: President
				Date:  July 16, 2008



WITNESS or ATTEST:		BUYER:

                                MACKENZIE INVESTMENT GROUP, LLC


----------------------- 	By:  Andrew J. Poffel	(SEAL)
				Name: Andrew J. Poffel
				Title: 	President
				Date:	July 16, 2008

                             EXHIBIT A
                             ---------

                 Legal Description of the Property
                 ---------------------------------

                             EXHIBIT B
                             ---------

                           Time Schedule
                           -------------


	In connection with the PUD approval process, Buyer agrees that:

	1.	Within forty-five (45) days of the execution of the
Agreement, Buyer shall apply for a resolution from the Baltimore
County Council for the concept plan to be processed as a PUD.

	2.	Within fourteen (14) days of the passage of the
Council resolution, Buyer shall apply for a Pre-concept Plan
Conference (PCPC) with Baltimore County related to the PUD Concept
Plan.

	3.	Within seventy-five (75) days of the passage of
the Council resolution, Buyer shall file the PUD Concept Plan with Baltimore County.

                  FIRST AMENDMENT TO AGREEMENT OF SALE
                  ------------------------------------

	THIS FIRST AMENDMENT TO AGREEMENT OF SALE ("this Amendment") is made this 14th day of October, 2008, by and between FRP BIRD RIVER LLC, a Maryland limited liability company ("Seller"), and MACKENZIE INVESTMENT GROUP, LLC, a Maryland limited liability company ("Buyer").

                             RECITALS:
                             ---------

	A.	The parties have entered into that certain Agreement
of Sale dated July 16, 2008 (the "Agreement") for the purchase and sale of certain real property described therein (the "Property").

	B.	The Agreement provides for a Study Period (as defined
in the Agreement) which expires at the end of business on October 14, 2008.

	C.	In order to satisfy certain outstanding issues, the
parties have agreed to extend the Study Period.

	D.	Seller also hereby consents to the assignment of
Buyer's rights under the Agreement to Windlass Run, LLC, a Maryland limited liability company (the "Assignment").

	NOW, THEREFORE, in consideration of the Recitals, which are deemed a substantive part of this Amendment, the covenants of the parties herein and in the Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Seller and Buyer hereby agree as follows:

	1.	Extension of Study Period.  The Study Period is hereby
extended so that it will expire on the earlier of the satisfaction of the issues set forth below or at 5:00 p.m. EST on November 13, 2008; provided, however, that the Initial Deposit under the Agreement shall be deemed non-refundable subject only to the satisfaction of the conditions set forth below. The extension of the Study Period is solely for purposes of providing Buyer and Seller with an opportunity to resolve the following issues to Buyer's reasonable satisfaction:

		(i)	Confirm in a form reasonably satisfactory to
Buyer that it has the right to construct the future Campbell Boulevard over lands currently owned by Baltimore Gas and Electric ("BGE"). Klein Enterprises also has an option to acquire a portion of the property owned by BGE and must provide any necessary consents or rights in connection with the construction of Campbell Boulevard over the BGE property.

		(ii)	Obtain an amendment to that certain existing
Restrictive Covenants and Easement Agreement (Baltimore Crossroads @ 95 Areas 4&7 and Windlass Run

Business Park) dated October 7, 2005 and recorded among the Land Records of Baltimore County in Liber 23212, page 328 (the "Restrictive Covenant Agreement") which will acknowledge that the Property shall not be subject to the terms and conditions of the Restrictive Covenant Agreement, subject only to the obligations to turn over certain sewer allocation credits.

		(iii)	Receive an Estoppel Certificate in favor of
Seller as required by the Restrictive Covenant Agreement from Middle River Business Center, LLC.

	2.	Assignment.  Seller consents to the assignment of
Buyer's rights under the Agreement to Assignee, provided, however, that such assignment shall not relieve Buyer of any of its obligations under the Agreement. Assignee's notice address for purposes of the Agreement shall be deemed to be that of Buyer.

	3.	Successors and Assigns.  The terms covenants,
conditions and agreements contained in this Amendment shall bind and inure to the benefit of Seller and Buyer and their respective successors and permitted assigns.

	4.	Governing Law.  This Amendment is made in the State
of Maryland and shall be governed and construed in all respects in accordance with the laws of the State of Maryland.

	5.	Ratification.  The Agreement is in full force and
effect and is hereby ratified. Except as amended by the terms hereof, the Agreement has not been amended or modified, and the Agreement has not been assigned except as set forth above.

	6.	Counterparts.  This Amendment may be executed in any
number of identical counterparts. If so executed, each of such counterpart shall, collectively, constitute one agreement, but in making proof of this Amendment, it shall not be necessary to produce or account for more than one such counterpart.


                [Signatures contained on following page]

	IN WITNESS WHEREOF, each party hereto has executed and ensealed this Amendment or caused it to be executed on its behalf by its duly authorized representatives, the day and year first above written.

WITNESS or ATTEST:		SELLER:

				FRP BIRD RIVER LLC

				By:  FRP Development Corp., Sole Member


---------------------- 		By:  	David H. deVilliers, Jr. (SEAL)
					Name:  David H deVilliers, Jr.
					Title: President
                                        Date:  October 14, 2008


WITNESS or ATTEST:		BUYER:

                                MACKENZIE INVESTMENT GROUP, LLC


----------------------   	By:  	Andrew J. Poffel	(SEAL)
					Name:  Andrew J. Poffel
					Title: President
					Date:  October 14, 2008

	Assignee joins in this Amendment to consent to the terms hereof and to acknowledge its assumption of all rights and obligations under the Agreement as modified hereby.

WITNESS or ATTEST:			ASSIGNEE:

                                        WINDLASS RUN, LLC

                                BY:	Pinnacle Investment Corporation,
	                                Manager

-----------------------  	By:  	Andrew J. Poffel	(SEAL)
					Name:  Andrew J. Poffel
					Title: President
					Date:	October 14, 2008

                   SECOND AMENDMENT TO AGREEMENT OF SALE


	THIS SECOND AMENDMENT TO AGREEMENT OF SALE ("this Amendment") is made this 13th day of November, 2008, by and between FRP BIRD RIVER LLC, a Maryland limited liability company ("Seller"), and WINDLASS RUN, LLC, a Maryland limited liability company ("Buyer").

RECITALS:

	A.	Seller and MacKenzie Investment Group, LLC (the
"Original Buyer") entered into that certain Agreement of Sale dated July 16, 2008 (the "Agreement") for the purchase and sale of certain real property described therein (the "Property").

	B.	The Agreement provides for a Study Period (as defined
in the Agreement) which originally expired at the end of business on October 14, 2008.

	C.	On October 14, 2008, the parties entered into a First
Amendment to Agreement of Sale which extended the Study Period to 5:00 p.m. EST on November 13, 2008. In order to resolve certain open issues described therein and assigned the Original Buyer's rights to the Buyer.

	D.	In order to satisfy certain outstanding issues, the
parties have agreed to again extend the Study Period.

	NOW, THEREFORE, in consideration of the Recitals, which are deemed a substantive part of this Amendment, the covenants of the parties herein and in the Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Seller and Buyer hereby agree as follows:

	1.	Extension of Study Period.  The Study Period is hereby
extended so that it will expire on the earlier of the satisfaction of the issue set forth below or at 5:00 p.m. EST on December 12, 2008; provided, however, that the Initial Deposit under the Agreement shall be deemed non-refundable subject only to the satisfaction of the condition set forth below. The extension of the Study Period is solely for purposes of providing Buyer and Seller with an opportunity to confirm in a form of agreement reasonably satisfactory to Buyer that it has the right to construct the future Campbell Boulevard over lands currently owned by Baltimore Gas and Electric ("BGE"). Klein Enterprises also has an option to acquire a portion of the property owned by BGE and must provide any necessary consents or rights in connection with the construction of Campbell Boulevard over the BGE property.

	2.	Successors and Assigns.  The terms covenants, conditions
and agreements contained in this Amendment shall bind and inure to the benefit of Seller and Buyer and their respective successors and permitted assigns.

	3.	Governing Law.  This Amendment is made in the State of
Maryland and shall be governed and construed in all respects in accordance with the laws of the State of Maryland.

	4.	Ratification.  The Agreement is in full force and effect
and is hereby ratified. Except as amended by the terms hereof, the Agreement has not been amended or modified, and the Agreement has not been assigned except as set forth above.

	5.	Counterparts.  This Amendment may be executed in any
number of identical counterparts. If so executed, each of such counterpart shall, collectively, constitute one agreement, but in making proof of this Amendment, it shall not be necessary to produce or account for more than one such counterpart.

	IN WITNESS WHEREOF, each party hereto has executed and ensealed this Amendment or caused it to be executed on its behalf by its duly authorized representatives, the day and year first above written.

WITNESS or ATTEST:		SELLER:

				FRP BIRD RIVER LLC

				By:	FRP Development Corp., Sole Member


----------------------          By:  	David H. deVilliers, Jr. (SEAL)
					Name:  David H deVilliers, Jr.
					Title: President
					Date:	November 13, 2008

WITNESS or ATTEST:		BUYER:

                                WINDLASS RUN, LLC

                                BY:	Pinnacle Investment Corporation,
 	                                Manager

-----------------------   	By:  	Andrew J. Poffel	(SEAL)
					Name:  Andrew J. Poffel
					Title: President
					Date:  November 13, 2008